Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 2, 2012
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (August 2, 2012)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $52,298 or $0.01 per average share outstanding for the quarter ended June 30, 2012. This compares to consolidated earnings of $184,617 or $0.04 per average share outstanding for the quarter ended June 30, 2011. President, Chairman and CEO John Williamson attributed the lower earnings to a decline in space heating sales volumes as a result of warm weather.

Earnings for the trailing twelve months ending June 30, 2012 were $4,350,195 or $0.94 per share compared to $4,522,467 or $0.99 per share for the trailing twelve months ended June 30, 2011. Williamson attributed the lower year-over-year earnings primarily to the effect of significantly warmer weather during the winter heating season and higher depreciation expense associated with the Company’s pipeline replacement program.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the third quarter and trailing twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011

Revenues	$9,679,742	$11,107,485	$59,540,203	$69,424,195
Cost of sales	4,704,364	6,042,498	32,543,027	42,361,406

Gross margin	4,975,378	5,064,987	26,997,176	27,062,789
Other operating expenses, net	4,427,862	4,310,446	18,148,138	17,964,119
Interest expense	456,313	456,314	1,829,952	1,833,754

Income before income taxes	91,203	298,227	7,019,086	7,264,916
Income tax expense	38,905	113,610	2,668,891	2,742,449

Net income	$52,298	$184,617	$4,350,195	$4,522,467

Net earnings per share of common stock:
Basic	$0.01	$0.04	$0.94	$0.99

Diluted	$0.01	$0.04	$0.94	$0.99

Cash dividends per common share	$0.175	$0.170	$0.695	$0.675

Weighted average number of common shares outstanding:
Basic	4,654,311	4,604,428	4,636,265	4,572,585
Diluted	4,656,883	4,611,961	4,640,961	4,582,255

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2012	2011
Assets
Current assets	$31,846,628	$34,210,736
Total property, plant and equipment, net	89,437,962	84,261,056
Other assets	7,641,938	7,428,175

Total Assets	$128,926,528	$125,899,967

Liabilities and Stockholders’ Equity
Current liabilities	$30,055,364	$32,591,556
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	34,265,206	30,137,282

Total Liabilities	77,320,570	75,728,838
Stockholders’ Equity	51,605,958	50,171,129

Total Liabilities and Stockholders’ Equity	$128,926,528	$125,899,967